Exhibit 4.5

Anheuser-Busch InBev SA/NV

People Bet Plan

Relating to Shares of Anheuser-Busch InBev

March 2017

Participants’ Guide

THE “INTRODUCTION” SECTION OF THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Anheuser-Busch InBev People Bet Plan

relating to Shares of Anheuser-Busch InBev

Introduction

You will find in this section a general description of the Anheuser-Busch InBev People Bet Plan (relating to Shares of Anheuser-Busch InBev) (the “Plan”) presented in the form of frequently asked questions (FAQs). This description of the Plan is very general and does not purport to be complete.

The Plan is intended to propose to certain employees of Anheuser-Busch InBev and its subsidiaries (“Eligible Employees”) to purchase ordinary shares of Anheuser-Busch InBev (the “Shares”), which are currently traded on Euronext Brussels for a pre-determined amount and to align the interests of the Eligible Employees with those of Anheuser-Busch InBev. As an additional reward, Eligible Employees who participate in the Plan will receive options to purchase additional shares of Anheuser-Busch InBev.

The Options are subject to the Belgian legal and regulatory provisions that govern stock option grant plans. The Plan is not regarded, in the United States, as a qualified plan under Section 401(a) of the US Internal Revenue Code of 1986 (the “Code”). Further, the Plan is not subject to any of the provisions of the US Employee Retirement Income Security Act of 1974 (“ERISA”).

The contents of this section are for information purposes only. In any case of discrepancy between the contents of this section and the terms and conditions of the Plan (the “Terms and Conditions”), the provisions of the Terms and Conditions will prevail. Terms beginning with a capital letter have the meaning ascribed to them in the Terms and Conditions.

•	What are the principal features of the Plan

(i)

The Plan offers Eligible Employees the opportunity to purchase, a limited number of locked-up Anheuser-Busch InBev Shares (the “Purchased Shares”) at a pre-determined an aggregate price (the “Offer Amount”) corresponding to a price per Share equal to the closing price of the Anheuser-Busch InBev Shares on Euronext Brussels on the day preceding the Offer Date (as defined below).

(ii)	As a reward, Eligible Employees who decide to acquire Purchased Shares will receive from Anheuser-Busch InBev additional “matching” stock options (the “Options”).

(iii)

The Options have a vesting period of 5 years. This means that, subject to certain conditions being met, Eligible Employees may exercise their Options 5 years after the date mentioned as “Offer Date” in the letter whereby Anheuser-Busch InBev communicates the details of the offer made to the Eligible Employee under the Plan (the “Offer Date”).

•	How is the Plan administered?

The Plan is administered by the Board of Directors of Anheuser-Busch InBev (the “Board of Directors”), but the Board of Directors may delegate part or all powers under the Plan to the Remuneration Committee of Anheuser-Busch InBev (the “Committee”). In such a case, the Committee is responsible for the general administration of the Plan in accordance with the Plan rules, under the supervision of the Board of Directors; the Committee is also authorised to establish rules for the administration, interpretation, and application of the Plan. The Board of Directors and the Committee may sub-delegate certain powers to any third party they deem appropriate.

The Board of Directors is currently composed of three independent directors, nine members nominated by the Stichting Anheuser-Busch InBev (a foundation organised under the laws of the Netherlands, which represents an important part of the interests of the controlling shareholder group of AB InBev) and three members nominated by the restricted shareholders of Anheuser-Busch InBev in accordance with the rules set out in the articles of association of Anheuser-Busch InBev. The Board of Directors appoints the members of the Committee from amongst its members.

The Board of Directors can unilaterally modify the practical and/or accessory terms of the Plan at any time. The Board of Directors may also modify the terms and conditions of the Plan when such modifications are required to comply with any change in legislation. However, shareholders’ approval of any amendment will be obtained to the extent necessary to comply with Section 422 of the Code (relating to Incentive Stock Options) or any other applicable law, regulation or stock exchange listing requirements.

If you would like more information about the Plan or its administrators, please contact your local People Director. For US Participants, please contact Martin Fidalgo at AB InBev Services LLC, 250 Park Avenue, 10123 New York, (212)573-4388.

•	What is the duration of the Plan? Can it be terminated early?

Unless decided otherwise by Anheuser-Busch InBev, the Plan will terminate on the date upon which all the Shares underlying the Options have been delivered to Participants. Any Options granted under the Plan prior to its termination will remain in effect until they have been satisfied or terminated in accordance with the Terms and Conditions.

•	Who may participate in the Plan?

The Terms and Conditions allow the Committee to select any employees of Anheuser-Busch InBev and its subsidiaries in its sole discretion as Eligible Employees to whom Purchased Shares and Options may be offered. All employees of Anheuser-Busch InBev and its subsidiaries who have been informed by their local People Department that they are Eligible Employees qualify to participate in the Plan.

•	What securities are offered under the Plan?

A maximum of 1,500,000 Shares (including the Purchased Shares and the Shares underlying the Options) can be awarded under the Plan. Such Shares may be issued Shares held in Anheuser-Busch InBev’s treasury or acquired by Anheuser-Busch InBev for the purpose of the Plan. The Shares may be in dematerialised or registered form.

•	What do I have to do to participate in the Plan?

There are three main steps in the participation process:

(i)

you receive from Anheuser-Busch InBev an offer letter – which can take the form of a letter, an e-mail, etc.—informing you that you are an Eligible Employee ( the “Offer Letter”). This Offer Letter also provide details on the Offer Amount and the value of the Options offered to you by Anheuser-Busch InBev and their exercise price ( the “Exercise Price”) and/or provides a link to an online tool (the “Online Tool”) setting out such information;

(ii)	you decide whether or not you wish to participate in the Plan.

(iii)

once you have made your choice, you should complete and return/submit your Acceptance Form (which can, in certain situations, be an on-line form to be completed directly on the Online Tool mentioned in the Offer Letter and/or consist in two different forms for the Purchased Shares and the Options, respectively) in accordance with the instructions contained in the Offer Letter.

•	Will I have to pay something to participate in the Plan?

Anheuser-Busch InBev and its subsidiaries will bear the costs related to the setting up of the Plan.

However, you will have to pay the full purchase price of the Purchased Shares (i.e. the Offer Amount) to Anheuser-Busch InBev. In addition, any costs you incur for the financing of the exercise of your Options (if applicable) will have to be borne by you. Similarly, any costs, fees and taxes and social security contributions that may arise upon the exercise of your Options and sale of the Purchased Shares or Shares acquired further to the exercise of your Options will have to be borne by you.

Finally, participating in the Plan may result in the obligation for you to pay local taxes and social security contributions in accordance with applicable tax and social security legislation.

•	What will the Option exercise price be?

The Exercise Price of the Options is the one communicated to you by Anheuser-Busch InBev in your Offer Letter, the Online Tool or any other document as specified in the Offer Letter.

•	Do I need to open a securities account to participate in the Plan?

Participating in the Plan does not require that you open a securities account in your home country or in Belgium.

(i)	Purchased Shares

The Purchased Shares Participants will acquire under the Plan will be in registered form and ownership will be evidenced through an ad hoc registration in the electronic Share register of Anheuser-Busch InBev.

However, once the Lock-Up period has expired (see below), Participants will be allowed to convert the Purchased Shares into dematerialised Shares. Should a Participant decide to do so, such Participant will need to have a securities/custody account to which these Shares can be transferred.

(ii)	Options

Your Options will be recorded in a register in electronic form maintained by Anheuser-Busch InBev (or by a third party appointed by Anheuser-Busch InBev to that effect).

When you exercise your Options, if you receive Shares in registered form, you do not need to have a securities account and ownership will be evidenced through registration in the electronic shareholders’ register of Anheuser-Busch InBev. However, if the Shares are delivered to you in book-entry form, you will need to have a securities account to which the Shares can be transferred.

•	How can I get information on my portfolio of Purchased Shares and Options?

You can have access to your portfolio of Purchase Shares and Options through the secured LTI Website mentioned in the Offer Letter (or any successor website thereof).

After the expiry of the 5-year Lock-Up Period referred to below, all transactions on Shares (e.g. sale of the Shares) can be carried out electronically from that website. Likewise, all transactions on your Options (e.g. exercise) will be carried out electronically from the LTI Website.

•	When and how can I sell my Anheuser-Busch InBev Shares? Can I transfer my Options?

(i)	Purchased Shares

The Purchased Shares are subject to a 5-year lock-up period (the “Lock-Up Period”). This means that, except for transfers as a result of death in accordance with the Terms and Conditions, Participants are not allowed to sell, transfer or pledge the Purchased Shares before the end of this 5-year Lock-Up Period.

The sale of your Shares after the expiry of the Lock-Up Period is fully electronic (no paper exercise certificates) and is managed through the secure LTI Website . All you need to do to sell your Shares is to access this secure LTI Website and follow the instructions. In consideration for the sale of your Shares, you will have to pay brokerage fees, which are further detailed on the secure LTI Website.

(ii)	Options

Except for transfers as a result of death in accordance with the Terms and Conditions, your Options may not be transferred or encumbered or otherwise pass to any third party.

The Shares you receive upon exercise of the Options that have been granted to you under the Plan (if any) are not subject to any lock-up and are therefore freely transferable immediately after exercise.

•	When can I exercise my Options?

You can exercise your Options on any Trading Day during the Exercise Period set forth in your Offer Letter except otherwise provided in the Terms and Conditions.

You may never exercise your Options during a Prohibited Period (as defined in Anheuser-Busch InBev’s Code of Dealing) or in breach of any prohibition of insider dealing applying to you.

•	How can I exercise my Options?

The exercise of your Options is in principle fully electronic (no paper exercise) and is managed through the LTI Website. All you need to do to exercise your Options is to log on to the LTI Website and follow the instructions.

You have, in principle, the choice between two methods of exercise:

(i)	Regular exercise

Under a regular exercise, you pay the Exercise Price to Anheuser-Busch InBev in cash and you subsequently receive the corresponding Shares from Anheuser-Busch InBev.

The Exercise Price of your Options must be paid to Anheuser-Busch InBev in euros, which is the official currency in Belgium and the currency of your Options. Your Exercise Price in euros must reach the bank account of Anheuser-Busch InBev in Belgium within 10 Banking Days (as such term is defined in the Terms and Conditions) from the date of Exercise. If you pay your Exercise Price from a bank account denominated in US dollars, please make sure that you give the right instructions to your bank so that a net amount in euros that is equal to your Exercise Price effectively reaches the bank account of Anheuser-Busch InBev in due time. All costs related to the transfer of your Exercise Price to Anheuser-Busch InBev in Belgium (e.g. foreign exchange commission, international bank transfer fees) will have to be borne by you.

The Shares you have purchased from Anheuser-Busch InBev under a regular exercise will then be delivered to you in book-entry form on your securities account or in registered form through a registration in the electronic shareholders’ register of Anheuser-Busch InBev.

(ii)	Cashless exercise

Anheuser-Busch InBev may, at its sole discretion, set up a mechanism whereby you may finance the exercise of your Options through a cashless exercise.

Under a cashless exercise, the Shares you have purchased will be immediately sold on the market and a portion of the sale price equivalent to your Exercise Price will be transferred to Anheuser-Busch InBev for payment of the Exercise Price of your Options. The rest of the sale price less any brokerage costs and other fees (in other words, your net gain) will be paid to you in euros (or in US dollars after conversion of the amount in euros into US dollars) either directly or through your employer, who will withhold, to the extent required, any applicable local taxes and social security contributions. If payments go through your employer, payments may be made on the same schedule as payroll payments and therefore may occur after a reasonable delay, without accruing any interest.

•	What happens if I do not exercise my Options?

Once your Options have become exercisable, you may exercise your Options at any time up to and including the last day of the Exercise Period. However, your Options may not, in any circumstances, be exercised during any Prohibited Period (as defined in the Anheuser-Busch InBev Dealing Code) or in breach of any applicable laws prohibiting insider dealing. Once the Exercise Period is over, if not yet exercised, all of your Options will lapse and you will no longer have any rights in respect of the Options.

•	What happens to my Options and Shares if I leave Anheuser-Busch InBev?

(i)	Purchased Shares

As a rule, leaving Anheuser-Busch InBev (for whatever reason) will have no impact on the number of Purchased Shares a Participant has acquired under the Plan and the Lock-Up Period will be lifted.

(ii)	Options

Leaving Anheuser-Busch InBev (for whatever reason) will have no impact on the Shares you have purchased from Anheuser-Busch InBev pursuant to the exercise of your Options.

Depending on the circumstances of your departure, your Options either may become null and void or may survive your departure. A departure from Anheuser-Busch InBev may also affect the period during which you may exercise your Options.

Subject to the special rules in the Terms and Conditions below, upon your resignation or dismissal, whether or not the dismissal is being challenged by you, the Options which are not yet exercisable on your last day of employment will in principle be automatically void. If the Options are exercisable on your last day of employment, they will remain exercisable for 90 days following the dismissal or resignation in case of “Dismissal for Serious Cause” or for 180 days if the dismissal was for other reasons (e.g., not for Serious Cause) and in any event no later than by the end of the Exercise Period.

If your employment terminates (including resignation but other than a Dismissal for Serious Cause) after attaining a Cumulated Age of 70 (as defined in the Terms and Conditions) but before attaining a Cumulated Age of 80), all Options that were exercisable on the date of termination may be exercised until the end of the Exercise Period. In such case, all Options that are not exercisable on the date of termination will be treated as follows:

(a)	If employment ends before the end of the second year following the Offer Date, all Options that are not exercisable on the date of termination will be automatically void.

(b)

If employment ends on or after the end of the second year following the Offer Date, a pro-rata portion of your Options will remain in full force and effect subject to the Terms and Conditions, provided that, if requested by Anheuser-Busch InBev, you enter into a non-competition agreement.

If your employment terminates (including resignation but other than a Dismissal for Serious Cause) after attaining a Cumulated Age of 80, all Options that were exercisable on the date of termination may be exercised until the end of the Exercise Period. In addition, all Options that are not exercisable on the date of termination will remain in full force and effect, provided that, if requested by Anheuser-Busch InBev, you enter into a non-competition agreement.

If your employment terminates due to your death or permanent disability, your Options that are not exercisable at that time will become immediately exercisable under certain conditions (e.g. if disabled, you may be asked to sign a non-competition agreement, and in the event of your death, your successor must inform

Anheuser-Busch InBev of your death). All Options that are exercisable at that time will remain exercisable until the end of the Exercise Period.

•	What rights and obligations attach to Anheuser-Busch InBev Shares?

Except for the lock-up period of five years attached to them, the Purchased Shares entitle you to all the rights and benefits generally attached to the ordinary shares of Anheuser-Busch InBev.

Options do not entitle you to any dividend or equivalent payment. Upon exercise of the Options, the Shares acquired as a result of such exercise will entitle you to all the rights and benefits generally attached to the ordinary shares of Anheuser-Busch InBev. Anheuser-Busch InBev will, at its discretion, deliver Shares in dematerialised form or in registered form. The Shares acquired upon exercise of Options give rights to the dividends paid on such Shares after the date of exercise. Your Anheuser-Busch InBev Shares acquired upon exercise of Options are not subject to any transfer restrictions under the Terms and Conditions.

•	What does it mean to participate in the Plan?

Participation in, and the operation of, the Plan will not form part of or affect your contract of employment or your employment relationship, nor will they give you the right to continued employment. Participation in one grant of Options under the Plan does not indicate that you will participate, or be considered for participation, in any later grants. You are not entitled to any compensation or other benefit in respect of the Plan.

You should understand that the value of Anheuser-Busch InBev Shares can go down as well as up and that past performance of Anheuser-Busch InBev’s shares is no indication of actual future performance.

•	Incorporation of certain documents by reference

Anheuser-Busch InBev will file a Registration Statement on Form S-8 with the US Securities and Exchange Commission (the “SEC”) covering the ordinary shares to be delivered pursuant to the Options.

The SEC allows us to “incorporate by reference” the information filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supersede information pertaining to the same subject in this prospectus or in earlier filings with the SEC. We incorporate by reference into this prospectus:

(i)	Anheuser-Busch InBev’s Annual Report on Form 20-F (File No. 001-34455) filed in the US with the SEC on 14 March 2016; and

(ii)	all documents filed by Anheuser-Busch InBev in the US under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since 31 December 2015.

To the extent designated therein, certain current reports of Anheuser-Busch InBev in the US on Form 6-K, and all documents filed by Anheuser-Busch InBev in the US under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such documents.

•	How can I obtain additional information?

You may receive copies of the documents described above and any of the documents that we are required to deliver to employees pursuant to Rule 428(b) of the Securities Act free of charge by submitting a request to your local People Director. Some of these documents are also available for viewing in the Investor section of our website at www.ab-inbev.com.

Terms and Conditions

1	Definitions

When used in this document, the following terms shall have the meaning ascribed to them as indicated below, unless expressly indicated otherwise:

Acceptance Form

the form whereby an Eligible Employee accepts or refuses all the Purchased Shares offered to him or her and/or all or part of the Options offered to him or her, to be completed by the Eligible Employee in paper format and/or in electronic format on the Online Tool, as indicated by Anheuser-Busch Inbev;

Anheuser-Busch InBev	Anheuser-Busch InBev SA/NV, with its registered office at Grand Place 1, B-1000 Brussels, Belgium;

Banking Day	any day other than a Saturday, a Sunday or a public holiday in Belgium and in the United States, on which banks in Belgium and in the United States are open for business;

Board of Directors	the board of directors of Anheuser-Busch InBev;

Code	the US Internal Revenue Code of 1986, as amended;

Code of Dealing	the Anheuser-Busch InBev Dealing Code, as amended from time to time;

Committee	the Remuneration Committee of Anheuser-Busch InBev;

Cumulated Age

the sum, on the date of the end of the employment relationship between a Participant and Anheuser-Busch InBev or one of its majority-owned subsidiaries, of (i) the age of the Participant and (ii) the number of years of employment of the Participant within the Anheuser-Busch InBev Group using full months of service and full months of age to calculate the combined years;

Data Controller	Anheuser-Busch InBev;

Data Processor

any third party designated by the Data Controller to process Personal Data on behalf of the Data Controller in accordance with Section 21 for the implementation, administration and management of the Plan and the Options register in electronic form;

Dismissal	termination of the employment of a Participant by Anheuser-Busch InBev or its subsidiaries.

Dismissal for Serious Cause	termination of employment for serious cause (as determined by the Chief People Officer - or any other person designated by the Chief People Officer - in his sole discretion or, if applicable, as defined in relevant local law) by Anheuser-Busch InBev or its subsidiaries;

Divestiture

a situation whereby Participant’s employer is no longer a subsidiary of Anheuser-Busch InBev following a divestiture through the sale of shares in the said Anheuser-Busch InBev subsidiary or otherwise;

Eligible Employee	an employee of Anheuser-Busch InBev or its majority-owned subsidiaries who received an Offer Letter;

ERISA	the US Employee Retirement Income Security Act of 1974

Exercise Form

the form whereby a Participant notifies Anheuser-Busch InBev or any third party designated by Anheuser-Busch InBev to that effect of his/her decision to exercise all or part of his/her Options in accordance with Section 9.4, to be completed by the Participant in electronic format on the LTI Website;

Exercise Period	a period starting on the fifth anniversary of the Offer Date and ending on the tenth anniversary of the Offer Date;

Exercise Price

the price per Option that a Participant must pay for the exercise of his/her Options, as set out in the Offer Letter, the Online Tool or any other document addressed to the Participant by Anheuser-Busch InBev;

Fair Market Value

on a particular date shall be (i) the opening sale price per Share during normal trading hours on the national securities exchange on which the Share is principally traded for such date or the closing sale price per Share on the last preceding date on which there was a sale of such Share on such exchange or (ii) if the Shares are not then listed but traded in an over-the-counter market, the average of the closing bid and asked prices for the Shares during normal trading hours in such over-the-counter market for such date or the last preceding date on which there was a sale of such Shares in such market, or (iii) if the Shares are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine;

Leave of Absence	a leave of absence authorised by the Participant’s employer for any reason;

Lock-Up Period	a period starting on the Offer Date and ending on the fifth anniversary of the Offer Date;

LTI Website	the internet website referred to in the Offer Letter (and any successor thereof) through which a Participant can monitor his/her portfolio of Purchased Shares and Options and exercise his/her Options;

Offer Amount

the aggregate pre-determined amount that a Participant is entitled to spend to acquire the Purchased Shares as specified in the Offer Letter, the Online Tool or any other document addressed to the Participant by Anheuser-Busch InBev and which corresponds to a price per Share equal to the closing price of the Anheuser-Busch InBev Shares on Euronext Brussels on the day preceding the Offer Date;

Offer Date	the date mentioned as Offer Date in the Offer Letter;

Offer Letter	the notification, in paper format (letter) and/or in electronic format (e-mail or as uploaded on the Online Tool) whereby Anheuser-Busch InBev offers to Eligible Employee to participate in the Plan;

Online Tool	the internet website referred to in the Offer Letter (and any successor of such website) through which a Participant can electronically submit an Acceptance Form;

Option

the right to purchase from Anheuser-Busch InBev one existing Share in accordance with these Terms and Conditions, which has been offered to an Eligible Employee and which has been accepted by the Eligible Employee through the sending of an Acceptance Form to Anheuser-Busch InBev in due time;

Outsourcing

a situation whereby (i) a Participant is dismissed by Anheuser-Busch InBev or a subsidiary of Anheuser-Busch InBev in the framework of a collective dismissal (in the meaning of the Belgian Law of 13 February 1998 or its equivalent in the jurisdiction of the Participant) and is re-employed, together with the other persons who have been likewise dismissed, by a third-party company which is not an affiliate of Anheuser-Busch InBev and which provides services to Anheuser-Busch InBev; or (ii) a Participant is transferred by Anheuser-Busch InBev or a subsidiary of Anheuser-Busch InBev in the framework of the Belgian Collective Bargaining Agreement No 32bis of 7 June 1985 (or its equivalent in the jurisdiction of the Participant) to a third-party company which is not an affiliate of Anheuser-Busch InBev and which provides services to Anheuser-Busch InBev;

Participant

any Eligible Employee who has completed and returned an Acceptance Form in accordance with Section 4.2 and who has accepted to participate in the Plan, or any Successor to whom Options have been transferred in accordance with these Terms and Conditions;

Personal Data

each item of information relating to a Participant including (i) his/her identification data (e.g. name, private or professional contact details), (ii) electronic identification data, (iii) personal characteristics (e.g. date of birth, gender, nationality), (iv) employer’s entity, (v) preferred language, (vi) financial data (e.g. details regarding bank account), (vii) details of all rights and other entitlement to Shares awarded, cancelled, purchased, vested, unvested or outstanding;

Plan	the Anheuser-Busch People Bet Plan;

Prohibited Period	any period defined as such in the Code of Dealing;

Pro-Rata Formula	PRO =	HO×M
60
where:

PRO

means the number of not yet exercisable Options that will remain in full force and effect after the end of employment of a Participant that has reached a Cumulated Age of 70 but has not yet reached a Cumulated Age of 80

	HO	means the number of Options held by the Participant immediately prior to the termination of employment

	M	means the number of full calendar months of employment of the Participant within the Anheuser-Busch InBev Group during the period from the Offer Date until the date of termination of employment;

Purchased Shares	the locked-up Shares purchased by Eligible Employees under the Plan;

Resignation	termination by a Participant of its employment with Anheuser-Busch InBev or its subsidiaries;

Share	an ordinary share of Anheuser-Busch InBev (ISIN: BE0974293251);

Successor

the successor of a Participant as determined under the applicable law of succession and/or the persons designated by a Participant, in accordance with the applicable law of succession, to inherit the rights of the Participant under the Plan after the death of the Participant;

Terms and Conditions	the terms and conditions of the Plan set out in this document

Trading Day	any day on which the regulated market of Euronext Brussels and the New York Stock Exchange are open for trading.

2	Approval of the Plan Documentation

The Plan forms part of an agreement between the Participant and Anheuser-Busch InBev. By returning to Anheuser-Busch InBev a duly completed Acceptance Form in accordance with Section 4.2, the Participant unconditionally agrees to be bound by these Terms and Conditions.

3	Persons Eligible for Purchased Shares and Options

The opportunity to acquire Purchased Shares and Options under the Plan may be offered to such Eligible Employees as the Committee shall select in its sole discretion.

4	Acceptance of the Plan

4.1	Full acceptance of Purchased Shares – Full or partial acceptance of Options

An Eligible Employee has the possibility to accept to participate in the Plan by acquiring all (but not less than all) the Purchased Shares offered to such employee in exchange for payment of the Offer Amount to Anheuser-Busch InBev.

An Eligible Employee who accepts to participate in the Plan by acquiring all (but not less than all) the Purchased Shares offered to such employee shall be offered Options. Eligible Employees to whom Options are offered have the possibility of accepting only part of them. To that effect, the Eligible Employee shall mention in the Acceptance Form the exact number of Options that such Eligible Employee wishes to acquire. If an Eligible Employee accepts only part of the Options, he/she shall be deemed to have refused the other Options offered to him/her.

4.2	Mode of acceptance

4.2.1	General

The mode of acceptance of the Purchased Shares and Options is set out in the Offer Letter and, at the choice of Anheuser-Busch InBev, takes the form of an electronic acceptance or of a paper-form acceptance. Anheuser-Busch InBev may decide to request Eligible Employees to complete two different forms for (i) the confirmation of the Eligible Employee’s decision to participate in the Plan by acquiring the Purchased Shares offered to him or her and (ii) the acceptance of the Options, respectively and provide for a different mode of acceptance with respect to each of these forms.

4.2.2	Electronic acceptance

In the case of acceptance of Purchased Shares and/or Options in electronic form, the Eligible Employee must confirm and submit his/her choice through the Online Tool specified in the Eligible Employee’s Offer Letter.

The Acceptance Form must be (i) completed online, to the extent applicable, after having accepted the terms of use of the Online Tool and (ii) submitted by the deadline indicated by Anheuser-Busch Inbev to the Eligible Employee in due time.

As the case may be, the acceptance period set by Anheuser-Busch InBev for the acceptance of the Options may be different from the acceptance period set for the acceptance of the Purchased Shares.

If the Online Tool is not accessible (for technical reasons or otherwise) during such period, the Eligible Employee must ask his/her local People Department for an Acceptance Form in paper format and return it to Anheuser-Busch InBev in accordance with Section 4.2.3 below.

Failure to complete and submit the Acceptance Form as set out above will be deemed to constitute a refusal by the Eligible Employee of all Purchased Shares and/or Options offered to him/her, as the case may be.

4.2.3	Paper-form acceptance

In the case of acceptance of the Purchased Shares and/or Options in paper form, the Eligible Employee must complete, date and sign the Acceptance Form and return it to the address indicated on it. The completed Acceptance Form must reach Anheuser-Busch InBev, or any third party designated by it to that effect, by the deadline indicated by Anheuser-Busch Inbev to the Eligible Employee in due time. As the case may be, the acceptance period set by Anheuser-Busch InBev for the acceptance of the Options may be different from the acceptance period set for the acceptance of the Purchased Shares.

Failure to return the completed, dated and signed Acceptance Form as set out above will be deemed to constitute a refusal by the Eligible Employee of all Purchased Shares and/or Options offered to him/her, as the case may be.

5	Acquisition of Purchased Shares

Eligible Employees shall be offered the right to acquire a certain number of Purchased Shares for an aggregate price equal to the Offer Amount.

The Purchased Shares will be delivered to the Participants as soon as practically possible after the receipt by Anheuser-Bush InBev of a duly completed and executed Acceptance Form and payment of the Offer Amount for such Purchased Shares. Eligible Employees who have not submitted their completed Acceptance Form for the acquisition of Purchased Shares within the deadline set out in the form will be deemed to have refused Anheuser-Bush InBev’s offer to acquire any Purchased Shares and Options.

The transfer of ownership of the Purchased Shares from Anheuser-Bush InBev to the Participant will occur on the date Anheuser-Bush InBev receives payment for the Purchased Shares.

6	Form and rights attached to the Purchased Shares

6.1	Form

The Purchased Shares are registered Shares and are recorded in the Share register of Anheuser-Bush InBev, which may be held in electronic form. A non-transferable certificate reflecting the entries in the register of registered Shares will be remitted to the Participants, upon their request.

The Purchased Shares may not be converted into dematerialised Shares before the expiration of the Lock-Up Period referred to in Section 6.3. After the expiration of the Lock-

Up Period, Purchased Shares may, at the request of a Participant, be converted into dematerialised Shares.

6.2	Dividends

Participants will be entitled to all dividends paid on the Purchased Shares, decided by Anheuser-Bush InBev after the Offer Date.

6.3	Transferability of the Purchased Shares

The Purchased Shares will be subject to a lock-up of 5 years starting on the Offer Date (the “Lock-Up Period”).

Subject to any transfer of the Purchased Shares to a Successor in case of death of a Participant (see Section 10.4 below), the Purchased Shares delivered to a Participant may not be transferred or encumbered with any security, pledge or other right, or otherwise pass to any third party during the Lock-Up Period.

Once the Lock-Up Period has expired, a Participant may:

(i)	keep the Purchased Shares in registered form;

(ii)	request the conversion of the Purchased Shares into dematerialised Shares and their transfer on a securities account; or

(iii)	sell the Purchased Shares.

If the Participant wishes to sell its Purchased Shares after the expiration of the Lock-Up Period, the Participant shall:

(i)	instruct Anheuser-Busch InBev to convert the Purchased Shares into dematerialised Shares,

(ii)

instruct Anheuser-Busch InBev to deliver the Purchased Shares on behalf of the Participant to the financial intermediary, appointed by Anheuser-Busch InBev, in charge of selling the Purchased Shares on the market on behalf of the Participant, and

(iii)	request Anheuser-Busch InBev to instruct such financial intermediary to sell the Purchased Shares on the market.

The proceeds of the sale of the Purchased Shares will be paid to the Participant, after deduction of all fees, costs and taxes due by the Participant as the result of the sale of the Purchased Shares.

7	Shares Available

The total number of Shares which may be acquired as Purchased Shares or pursuant to the exercise of the Options granted under the Plan shall not exceed 1,500,000 Shares. Such Shares may be issued Shares held in Anheuser-Busch InBev’s treasury or acquired by Anheuser-Busch InBev for the purposes of the Plan. Any Shares delivered by Anheuser-Busch InBev, any Shares with respect to which Options are granted by Anheuser-Busch InBev and any Shares with respect to which Anheuser-Busch InBev becomes obligated to grant Options, through the assumption of, or in substitution for, outstanding options previously granted by an acquired entity, shall not be counted against the Shares available for Options under this Plan.

8	Transferability of the Options

Except for transfers as a result of death (see Section 10.4 below), Options may not be transferred or encumbered with any security, pledge or other right, or otherwise pass to any third party.

9	Exercise of the Options

9.1	Exercise Period

Subject to Sections 9.3 and 10, the Options may be exercised only during a period of five years starting on the fifth anniversary of the Offer Date (the “Exercise Period”). The Options that are not exercised within the Exercise Period automatically expire and become null and void.

9.2	Exercise Price

The Exercise Price of the Options is specified in the Offer Letter and will not be less than 100% of the Fair Market Value of a Share on the date of grant.

9.3	Exercise limitations

The Options may not, in any circumstances, be exercised during a Prohibited Period or in breach of any applicable laws prohibiting insider dealing.

9.4	Terms of exercise of Options

9.4.1	General

(i)

An Option will be deemed exercised upon receipt by Anheuser-Busch InBev, or any other person designated to that effect by Anheuser-Busch InBev, at any time during the Exercise Period (but not later than 11.59 p.m. Brussels time on the last day of the Exercise Period), of the following:

(a)	a duly completed Exercise Form explicitly mentioning the number of Options being exercised by the Participant; and

(b)

any other statements and documents that the Chairman of the Board of Directors, the Committee or any other person designated to that effect by the Committee deems necessary or desirable in order to comply with all applicable legal and regulatory provisions.

(ii)

The exercise of the Options will be processed by Anheuser-Busch InBev, or by any person or entity designated for this purpose by Anheuser-Busch InBev, as soon as administratively and/or legally possible.

9.4.2	Regular exercise

(i)

Full payment of the Exercise Price (as well as related costs, taxes and duties, if any) must reach Anheuser-Busch InBev at the latest ten (10) Banking Days after the date of exercise, in the manner indicated on the Exercise Form and/or the LTI Website. Transfer of ownership of the Shares will occur upon receipt by Anheuser-Busch InBev of the Exercise Price (as well as related costs, taxes and duties, if any).

(ii)

If the Participant fails to pay the Exercise Price within the time frame provided in Section 9.4.2(i), Anheuser-Busch InBev will, at its sole discretion, be authorised to cancel the exercise of the Options.

9.4.3	Cashless exercise

(i)

Anheuser-Busch InBev may, at its sole discretion, set up a mechanism of cashless exercise whereby a Participant may elect to simultaneously exercise Options and sell the Shares underlying the exercised Options. In that case, the Exercise Price will be paid to Anheuser-Busch InBev from the proceeds of the sale of the Shares, in accordance with Section 9.4.3(iii).

(ii)	By opting for a cashless exercise, the Participant irrevocably:

(a)	where relevant, instructs Anheuser-Busch InBev to appoint a financial intermediary to sell the Shares underlying the exercised Options on the market; and

(b)

instructs Anheuser-Busch InBev to: (i) deliver, on the Participant’s behalf, the Shares underlying the exercised Options to such financial intermediary for their sale on the market; and (ii) collect from that financial intermediary the proceeds of the sale of those Shares.

(iii)

Following the delivery of the Shares by Anheuser-Busch InBev to the financial intermediary, the obligation of Anheuser-Busch InBev to deliver Shares (or the sale proceeds thereof) to the Participant will be set off against the obligation of the Participant to pay the Exercise Price to Anheuser-Busch InBev. Any amount in excess of the Exercise Price collected by Anheuser-Busch InBev, after payment of all applicable costs, fees, social security contributions and taxes due by the Participant as a result of the cashless exercise will be transferred to the Participant after the effective sale of the Shares, without accruing any interest. If payments are processed through your employer, payments may be made on the same schedule as payroll payments and therefore may occur after a reasonable delay, without accruing any interest.

10	Situation upon Termination of Service

10.1	Before Cumulated Age of 70

10.1.1	Dismissal other than for Serious Cause

Without prejudice to Section 10.4 below:

(i)	the Purchased Shares will become freely transferable and the restrictions on transferability referred to in Section 6.3 above will cease to apply on the date of end of employment;

(ii)	all Options which are not exercisable under Section 9.1 above on the date of the end of employment automatically expire and become null and void;

(iii)

all Options which, on the date of the end of employment are exercisable according to Section 9.1 above may be exercised but only during a 180-day period starting on the day that employment has ended and in any event, no later than by the end of the Exercise Period;

The above rules shall apply notwithstanding any recourse that might be introduced by a Participant against the termination of employment.

The above rules also apply in case the termination of employment results from an Outsourcing or a Divestiture.

10.1.2	Dismissal for Serious Cause and Resignation

In the case of Dismissal for Serious Cause of a Participant or, without prejudice to Section 10.4 below, in the case of Resignation:

(i)	the Purchased Shares will become freely transferable and the restrictions on transferability referred to in Section 6.3 above will cease to apply on the date of the end of employment;

(ii)	all Options which are not exercisable under Section 9.1 above on the date of the end of employment automatically expire and become null and void;

(iii)

all Options which, on the date of the end of employment are exercisable according to Section 9.1 above may be exercised but only during a 90-day period starting on the day that employment has ended and in any event, no later than by the end of the Exercise Period;

The rules set out above shall apply notwithstanding any recourse that might be introduced by a Participant against such dismissal.

10.2	At or after Cumulated Age of 70 and before Cumulated Age of 80

10.2.1	Dismissal other than for Serious Cause and Resignation

In the case of Dismissal other than for Serious Cause of a Participant or, without prejudice to Section 10.4 below, in the case of Resignation:

(i)	the Purchased Shares will become freely transferable and the restrictions on transferability referred to in Section 6.3 above will cease to apply on the date of the end of employment;

(ii)	all Options which are not exercisable under Section 9.1 above on the date of the end of employment will be subject to the following regime:

(a)

if employment ends before the end of the second year following the Offer Date, all Options which are not exercisable under Section 9.1 above on the date of the end of employment will automatically expire and become null and void.

(b)

if employment ends on or after the end of the second year following the Offer Date, Anheuser-Busch InBev shall calculate the number of Options of such Participant that will remain in full force and effect subject to these Terms and Conditions on the basis of the Pro-Rata Formula, provided that Anheuser-Busch InBev may require the Participant to enter into a non-competition agreement in order to be entitled to benefit from such options; the modalities of the non-competition agreement will be agreed upon after the employment has ended;

Options in excess of the number of Options that may remain in full force and effect on the basis of the Pro-Rata Formula will automatically expire and become null and void;

(iii)

all Options which, on the date of the end of employment are exercisable according to Section 9.1 above may be exercised until the end of the Exercise Period in accordance with these Terms and Conditions.

10.2.2	Dismissal for Serious Cause

In the case of Dismissal for Serious Cause of a Participant:

(i)	the Purchased Shares will become freely transferable and the restrictions on transferability referred to in Section 6.3 above will cease to apply on the date of the end of employment;

(ii)	all Options which are not exercisable under under Section 9.1 above on the date of the end of employment automatically expire and become null and void;

(iii)

all Options which, on the date of the end of employment are exercisable according to under Section 9.1 above may be exercised but only during a 90-day period starting on the day that employment has ended and in any event, no later than by the end of the Exercise Period.

The rules set out above shall apply notwithstanding any recourse that might be introduced by a Participant against such dismissal.

10.3	At or after Cumulated Age of 80

10.3.1	Dismissal other than for Serious Cause and Resignation

In the case of Dismissal other than for Serious Cause of a Participant or, without prejudice to Section 10.4 below, in the case of Resignation:

(i)	the Purchased Shares will become freely transferable and the restrictions on transferability referred to in Section 6.3 above will cease to apply on the date of the end of employment;

(ii)

all Options which are not exercisable under Section 9.1 above on the date of the end of employment remain exercisable by the Participant in accordance with these Terms and Conditions provided that if so requested by Anheuser-Busch InBev, the Participant enters into a non-competition agreement in order to be entitled to benefit from such Options. The modalities of the non-competition agreement will be agreed upon after employment has ended.

(iii)	all Options which, on the date of the end of employment are exercisable under Section 9.1 above may be exercised until the end of the Exercise Period in accordance with these Terms and Conditions.

10.3.2	Dismissal for Serious Cause

In the case of Dismissal for Serious Cause of a Participant:

(i)	the Purchased Shares will become freely transferable and the restrictions on transferability referred to in Section 6.3 above will cease to apply on the date of the end of employment;

(ii)	all Options which are not exercisable under Section 9.1 above on the date of the end of employment automatically expire and become null and void;

(iii)

all Options which, on the date of the end of employment are exercisable under Section 9.1 above may be exercised but only during a 90-day period starting on the day that employment has ended and in any event, no later than by the end of the Exercise Period;

The rules set out above shall apply notwithstanding any recourse that might be introduced by a Participant against such dismissal.

10.4	Death or termination of employment following permanent disability

Notwithstanding Sections 10.1 to 10.3 above, in the case of death of a Participant or termination of employment following permanent disability:

10.4.1	the Purchased Shares will become freely transferable and the restrictions on transferability referred to in Section 6.3 above will cease to apply on the date of the death or permanent disability;

10.4.2

all Options which are not exercisable under Section 9.1 above on the date of permanent disability or death of the Participant, become immediately and unconditionally exercisable (in the case of death, by the Successors) in accordance with these Terms and Conditions, to the exclusion of Section 9.1 provided that, in the case of permanent disability and if so requested by Anheuser-Busch InBev, the Participant enters into a non-competition agreement. The modalities of the non-competition agreement will be agreed upon after employment has ended.

10.4.3

all Options which, on the date of permanent disability or death of the Participant, are exercisable according to Section 9.1 above may be exercised (in the case of death, by the Successors) until the end of the Exercise Period in accordance with these Terms and Conditions.

The notion of “permanent disability” is to be defined by reference to the law governing the employment of the Participant.

10.5	Leave of Absence

A Participant who is, as of the Offer Date, or following the Offer Date commences, on a Leave of Absence shall be deemed to remain employed by Anheuser-Busch InBev and its subsidiaries unless the Leave of Absence extends beyond the second anniversary of the date on which the Leave of Absence commenced, in which event the Participant will be deemed to have resigned, in the meaning of Section 10 of these Terms and Conditions and for the application of the Plan only, on and as of the second anniversary of the date on which the Leave of Absence commenced.

Notwithstanding the above, for purposes of the Pro-Rata Formula under Section 10.2.1(ii), the Leave of Absence will only be included in the number of full calendar months of employment provided it has been granted for medical reasons, including maternity leave, or provided the law governing the employment of the Participant would require this.

11	Amendment to the Capital Structure and Anti-dilution Measures

11.1

Anheuser-Busch InBev expressly reserves the right to proceed with corporate changes that have an impact on its capital, such as capital increases, including by incorporation of reserves in the capital, capital decreases, issuance of convertible bonds, subscription rights or options, stock splits or reverse stock splits, combinations or reclassifications of the Shares, mergers, (partial) demergers, as well as the right to amend the clauses in the articles of association governing the allocation of profits or liquidation boni.

11.2

In the event that such corporate changes would have an unfavourable effect on the Options, the Exercise Price and/or the number of Options and/or the number of Shares to which the Options give rights will be adjusted for the purpose of safeguarding the interests of the holders of Options, as determined at the sole discretion of the Board of Directors, subject to any required action by the Shareholders’ Meeting of Anheuser-Busch InBev. The terms of such adjustment will be communicated to the Participants in due time.

11.3

In the event that Anheuser-Busch InBev would be merged into another company, the rights and obligations of Anheuser-Busch InBev under the Plan will automatically be transferred to the absorbing company and the Options will no longer give the Participants the right to purchase Shares but instead the right to purchase shares of the absorbing company. The number of shares of the absorbing company to which each Option will give right and the exercise price thereof will be determined at the sole discretion of the Board of Directors and communicated to the Participants in due time.

12	Nature and characteristics of the Shares acquired upon exercise of the Options

12.1	General

The Shares to be purchased upon exercise of the Options are existing ordinary shares of Anheuser-Busch InBev with all rights and benefits generally attached to such Shares. Anheuser-Busch InBev will, at its discretion, deliver Shares in dematerialised form or in registered form.

12.2	Dividends

The Shares acquired upon exercise of Options give right to the dividends paid on such Shares after the date of exercise. No dividends will be paid on the Options.

12.3	Transferability

The Shares acquired upon exercise of Options are not subject to any transfer restrictions under these Terms and Conditions.

13	Expenses and Taxes

All costs related to the attribution of the Purchased Shares, the attribution of the Options and the delivery of the Shares will be paid by Anheuser-Busch InBev.

Taxes on stock exchange transactions, capital gains taxes and income and social security taxes on the income received by the Participants in connection with the attribution, holding and sale of the Purchased Shares, the offering, the ownership or the exercise of the Options and with the acquisition of the Shares upon exercise of the Options will be borne by the Participant.

In case of a regular exercise of Options, the Participants shall ensure that the bank account of Anheuser-Busch InBev is credited with the net Exercise Price amount in euros. To the extent permitted by law, Anheuser-Busch InBev may withhold from any payment or delivery of Shares any income or social security taxes that are required to be withheld under any applicable law, rule or regulation.

14	Administration of the Plan

14.1	Delegation to the Committee

14.1.1

The Board of Directors may delegate part or all powers under the Plan to the Committee. In the case of a delegation of powers, the Committee shall: (i) be responsible for the general administration of the Plan in accordance with the provisions thereof, under the supervision of the Board of Directors; and (ii) be authorised to establish rules for the administration, interpretation and application of the Plan and, if necessary, to interpret, amend and cancel these rules, in compliance with these Terms and Conditions.

14.1.2

In the case of a delegation of powers, the Board of Directors will retain full authority to exercise all the rights and obligations of the Committee under the Plan at any time whatsoever, or to delegate them to another committee constituted by the Board of Directors.

14.2	(Sub-)delegation to any third party

14.2.1	The Board of Directors and the Committee may (sub-)delegate certain well-specified powers to any third party they deem appropriate.

14.2.2	In the case of a (sub-)delegation of powers, the Board of Directors and the Committee will retain full authority to exercise all the rights and obligations so delegated.

14.3	Neither Anheuser-Busch InBev nor any member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

15	No incentive stock options

The Options that are offered under the Plan do not qualify for special federal income tax treatment pursuant to Sections 421 and 422 of the Code (or any successor provision thereof).

16	Electronic Register, Electronic Evidence and Consent to Electronic Delivery

16.1	Electronic options register

The Purchased Shares will be recorded in a register, which may be in electronic form and the maintenance of which may be delegated by Anheuser-Busch InBev to a third party.

The Options may be recorded in an options register in electronic form, the maintenance of which may be outsourced by Anheuser-Busch InBev to a third party.

16.2	Electronic evidence

Electronic approvals, instructions, orders, statements and communications between a Participant, Anheuser-Busch InBev, Anheuser-Busch InBev affiliates and any third party to which powers have been sub-delegated by Anheuser-Busch InBev for the administration of the Plan will have the same legal status as written approvals, instructions, orders, statements and communications. The written recording or the written reproduction of electronic approvals, instructions, orders, statements and communications received by Anheuser-Busch InBev, Anheuser-Busch InBev affiliates and any third party to which powers have been sub-delegated by Anheuser-Busch InBev for the administration of the Plan, will constitute conclusive evidence between the Participant, Anheuser-Busch InBev, Anheuser-Busch InBev affiliates and any third party to which powers have been sub-delegated by Anheuser-Busch InBev for the administration of the Plan, unless evidence to the contrary is provided by the Participant.

16.3	Consent to Electronic Delivery

As a condition to receiving the Options, each Participant consents to delivery of all subsequent information relating to the Options by electronic means, including e-mails to the Participant and postings on the LTI Website, the Online Tool, Anheuser-Busch InBev’s website or intranet. Such information may include, among others, financial information concerning Anheuser-Busch InBev and other information relevant to a Participant’s decision whether or not to exercise the Options. In order to access such information, Participants will be required to access the LTI Website, the Online Tool and/or Anheuser-Busch InBev’s e-mail system, website and/or intranet. By acceptance of the Options, each Participant is deemed to acknowledge that he/she has such access to the LTI Website, the Online Tool, the e-mail system of Anheuser-Busch InBev and its website and intranet and ordinarily uses them in the ordinary course of his/her employment. Participants may obtain paper copies of any such information by submitting a request to receive paper copies to his/her People Department.

17	Matrimonial Regime

In the event that the matrimonial regimes of Participants confer ownership or other rights on their spouses with respect to the Purchased Shares or Options, those Participants undertake that their spouses shall appoint them as their sole representatives for all matters arising in relation to the Purchased Shares and Options.

18	Death

In the event of a Participant’s death, any Successor acquiring the Purchased Shares and Options shall inform Anheuser-Busch InBev of the Participant’s death as soon as possible following the date of death.

19	Modification to the Terms and Conditions

The Board of Directors may unilaterally modify at any time the practical and/or accessory modalities of the Terms and Conditions. It may also unilaterally modify the Terms and Conditions when such modifications are required to comply with any change in legislation. Shareholder approval/confirmation of any amendment shall be obtained to the extent necessary to comply with any applicable law, regulation or stock exchange listing requirements.

20	Nature of the Plan

Notwithstanding any provisions to the contrary included in the terms and conditions, the Offer Letter, the Acceptance Form or any other document relating to the Plan:

(i)	the acquisition of Shares by the Participant is unrelated to his occupational pension rights or pension claims, so that this acquisition cannot affect these occupational pension rights and claims;

(ii)

the Plan, the Offer Letter and the Acceptance Form or any other document relating to the Plan do not confer upon the Participant any right to continued employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of Anheuser-Busch InBev or its subsidiaries to terminate the Participant’s employment according to the applicable regulations in respect of termination thereof; and

(iii)	the grant of Options cannot be considered as a right acquired for the future.

21	Privacy and processing of Personal Data

21.1

The Data Controller is responsible for the collection and processing of Personal Data as is necessary for the setting-up and administration of the Plan and the Options register of Anheuser-Busch InBev in electronic form.

21.2

The Personal Data collected, inter alia, by way of the Acceptance Form and the Exercise Form will be used exclusively for the purposes of the administration of the Plan and the maintenance of the Options register of Anheuser-Busch InBev in electronic form.

21.3

The Data Controller can transfer the Personal Data to the Data Processor and the employer of the Participant for the above purposes, as well as to regulatory authorities for the purposes of complying with legal obligations in connection with the Plan. Such recipients may be located in jurisdictions outside the European Economic Area that may not provide an adequate level of personal data protection.

21.4

The Data Controller and the Data Processor shall abide by the Belgian Law of 8 December 1992 on privacy protection in relation to the processing of personal data, as amended from time to time, and its implementing decrees.

21.5

Through his/her signature of the Acceptance Form and/or its submission through the LTI Website, the Online Tool, the Participant gives his/her consent to the collection and processing of his/her Personal Data as described in this Section 21.

21.6	The Participant has the right to access and correct his/her Personal Data by sending a written and signed request to his/her local People Department.

22	Effective Date and Term of Plan

Unless sooner terminated by the Board of Directors, the Plan, including the provisions respecting the grant of Options, shall terminate on the date upon which all the Shares underlying the Options have been delivered to Participants. All Options made under the Plan prior to its termination shall remain in effect until such Options have been satisfied or terminated in accordance with the Terms and Conditions and the applicable Offer Letter.

23	Severability

If any provision in this document is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, that provision will be deemed not to form part of this document, and the legality, validity or enforceability of the remainder of this document will not be affected.

24	Applicable Law

The Options, the Shares and these Terms and Conditions are governed by Belgian law.